Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of ProSomnus, Inc. on Form S-8 (No. 333-270284 and 333-272618) and Form S-3 (No. 333-275241 and 333-269156) of our report dated March 27, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of ProSomnus, Inc. as of December 31, 2023 and 2022 and for the years then ended, which report is included in this Annual Report on Form 10-K of ProSomnus, Inc. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP

Portland, Maine

March 27, 2024